EXHIBIT 8.1

                      [OPINION OF DAVIS POLK & WARDWELL]

                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                  212-450-4000


                                                     June 21, 2001


Re: Registration Statement on Form S-4

Citigroup, Inc.
399 Park Avenue
New York, NY 10043

Ladies and Gentlemen:

     We have acted as counsel for Citigroup Inc., a Delaware corporation ("Citigroup"), in connection with (i) the Offer, as defined and described in the Transaction Agreement among Grupo Financiero Banamex Accival, S.A. de V.C., a financial services holding company (sociedad controladora de grupo financiero) organized under the laws of the United Mexican States ("Banacci"), Banco Nacional de Mexico, S.A., a multiple banking institution (institucion de banca multiple) organized under the laws of the United Mexican States ("Banamex"), each of the shareholders of Banacci set forth in Annex B therein (collectively, the "Shareholders"), Citigroup and Citibank, N.A., a national association ("Citibank") dated as of May 17, 2001 (the "Transaction Agreement") and (ii) the preparation and filing of the Registration Statement of Form S-4 (the "Registration Statement"), which includes the Prospectus (the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended.

     In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Material U.S. Federal Income Tax Consequences" (the "Discussion") in the Prospectus which is part of the


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Citigroup, Inc.                       2                            June 21, 2001


Registration Statement. The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences to a United States holder that sells Banacci ordinary shares for cash and purchases Citigorup common stock pursuant to the offer. We express no opinion as to whether the Discussion addresses all of the U.S. Federal income tax consequences of the Offer. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax considerations, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the U.S. Internal Revenue Service (the "IRS"), or, if challenged, by a court. This opinion is delivered in accordance with the requirement of Item 601(b)(8) of Regulation S-K under the Securities Act.

     This letter is furnished to you solely for use in connection with the Offer, as described in the Transaction Agreement, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. In accordance with the requirement of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Legal Maters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                  Very truly yours,

                                                  /s/ Davis Polk & Wardwell